Exhibit 99.1

American Access Technologies Reports Record-Breaking First Quarter Preliminary Sales

Total Sales Increase 42.7% and Zone Division Sales Increase 57.2% over First Quarter 2004

Projects Profitability and a Third Year of Consecutive Record Sales in 2005

Keystone Heights, FL - April 5, 2005 - PRNewswire - FirstCall - American Access Technologies, Inc. (NASDAQ: AATK) today announced that the preliminary unaudited sales for the three months ended March 31, 2005 approximated a record-breaking all time first quarter corporate high of $1,822,000, a robust increase of 42.7% over the sales of the quarter ended March 31, 2004 of $1,277,000. The previous record for first quarter sales was $1,510,000 in 2000.

“Current trends and indications lead us to anticipate that 2005 will result in our third consecutive year of record sales. Our sales and distribution partners report that they are continuing their active marketing campaigns and the training and education of end users in conjunction with the industry standards approval for our zone cabling and wireless products in late 2004,” said Joe McGuire, Chief Financial Officer. “Our new laser cutting equipment will be online in the second quarter and will enable us to compete for new customers as well as to improve the efficiency of our current manufacturing processes.”

“While we are confident that we will easily surpass last year’s all time record sales, we will continue to focus on achieving profitability. We expect to report a significant reduction in our net loss for the first quarter of 2005 and we anticipate that in 2005 our march to profitability will be realized,” added McGuire.

For further detailed information on sales and expenses for the first quarter 2005, please read the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission in approximately 25 to 35 days. The preliminary results noted above are subject to revision.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals division manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.